EXHIBIT 10(O)

November 20, 2013

Suketu Upadhyay

28 South Road

Mendham, NJ 07945

Dear Suky:

Based upon our discussions, the following revised Agreement and Release document (the “Agreement”) has been prepared. This Agreement is made between you, Suketu Upadhyay, and Becton, Dickinson and Company (the “Company” or “BD”) and supersedes and replaces the Agreement and Release dated September 18, 2013. In consideration of the mutual promises and undertakings contained in this Agreement, you and BD agree as follows:

1. Resignation - You have tendered your voluntary resignation from BD effective September 20, 2013 (the “Resignation Date”). BD accepted your resignation as of the Resignation Date.

2. Compensation - In exchange for the promises and releases described in this Agreement, BD will pay you the amounts and provide you the benefits described below:

a.	Discretionary Bonus - BD will pay you $214,000 (two hundred and fourteen thousand dollars), less all applicable taxes and other required deductions, within thirty (30) days of your signing this Agreement and returning it to me; provided, however, that you do not revoke it within seven (7) days of signing it.

b.	Benefits - You will be eligible to continue participating in BD’s medical, dental and group life insurance benefit programs through September 30, 2013. Business travel and accident insurance, disability insurance, Savings Incentive Plan and retirement end on the Resignation Date. You will have the option to continue medical and dental insurance coverage at your own expense. Further details will be explained in a separate letter.

3. General Release - In exchange for the consideration provided in Paragraph 2(a) above, to which you are not otherwise entitled and the adequacy of which is hereby acknowledged, you, on behalf of yourself, and your heirs, successors and assigns, hereby agree not to bring any lawsuit against the Company, or its affiliated and subsidiary entities, fully release and forever discharge Becton, Dickinson and Company, and its affiliated and subsidiary entities, and their respective legal representatives, successors, assigns, agents, directors and employees, from and against any and all actions, claims, and liabilities of whatsoever kind or character, in law or in equity, now known or unknown, suspected or unsuspected, that you have ever had or may now have against them or any of them, including, without limitation, any and all claims directly or indirectly related to or arising out of your employment by BD, any act or event that took place during your employment or the termination of that employment, including, without limitation, any and all claims arising out of express or implied contract, or in tort, claims for breach of employment contract, breach of covenant of good faith and fair dealing, claims for any form of incentive compensation, bonus, salary or wages, claims for negligent or intentional infliction of emotional distress, violation of regulation or statute, wrongful termination, and/or termination in violation of public policy. These releases specifically include, but are not limited to, claims under the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any state or federal law prohibiting employment discrimination, retaliation and/or harassment, whether on the basis of sex, race, color, national origin, disability, religion, creed, ancestry, marital status, familial status, affectional or sexual orientation, military eligibility, veteran status or any other prohibited basis, and/or other discrimination claims arising under federal or state statute, regulation or common law, including claims of age discrimination and other rights and claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act or any other federal or state law prohibiting age discrimination. However, you understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et. seq.) that may arise after the date this Agreement is signed are not waived.

4. No Admission of Liability - Liability for any and all claims surrounding your employment and termination of employment which you may now have, whether known or unknown, is expressly denied by BD. Neither this Agreement itself, nor the furnishing of the consideration for this Agreement, will be deemed or construed at any time for any purpose, as an admission of anyone’s liability or responsibility for any wrongdoing of any kind.

5. Confidential Information - In further exchange for the consideration provided above:

(a) While at BD you have learned of BD’s confidential information and trade secrets relating to BD’s business, including information that is not publicly available about the Company’s financial condition and strategies; results of operations; business plans; products; product performance; proposed product upgrades; clinical trials;

proposed additions or deletions to the product lines; supply arrangements and relationships; costs, margins and pricing strategies and constraints; acquisition and divestiture plans; products under development; sales organization and strategies; marketing strategies; customer profiles; and other valuable information that may give the Company a competitive advantage because others do not know it (collectively “Confidential Information”). The list set forth in this paragraph is not exclusive, but is intended simply to illustrate the range of Confidential Information which you have learned, had access to, or developed on behalf of the Company.

(b) You recognize and agree that you are not entitled to and that you will not use or disclose the Company’s Confidential Information without the express written consent of the Company, except as required by law to comply with legal process, in which event you shall provide the Company with notice sufficiently in advance to permit BD to oppose such disclosure. This obligation remains for so long as the Confidential Information is not generally known, at which point the information shall cease to be Confidential Information.

(c) Notwithstanding any other provision of this Agreement, you expressly acknowledge and agree that you also have continuing obligations to BD pursuant to law, the BD Code of Conduct and the Employee Agreement that you signed on or about August 16, 2010. You further agree to fully cooperate with BD in the event of any pending or future litigation or dispute involving the Company arising out of matters of which you have knowledge or were involved personally, and not to serve as a consultant or expert to an adverse party in any such litigation or dispute. In the course of your work for the Company, you may have had privileged communications with BD’s attorneys. You agree not to disclose the contents of any such communications absent a court order, and you acknowledge that you are not to waive attorney client privilege.

6. Non-Solicitation - In further exchange for the consideration provided above, and in order to protect the Company’s Confidential Information and protectable business, customer, and employment relationships, you agree that, for a period of one year after the termination of your employment with the Company, you shall not, without the prior written approval of the Executive Vice President:

(a) solicit, seek, or otherwise attempt to gain the business of any Customer, as defined below, for or on behalf of any entity worldwide that engages in the research and/or development, manufacture, distribution, or sale of any medical supplies, devices, laboratory equipment or diagnostic products, currently marketed or under development by BD and any services related thereto (any “Competing Entity”). Customer means any customer who was a customer of BD in the twelve months immediately prior to the termination of your employment with respect to which you gained Confidential Information during your employment at BD, or oversaw or assisted others in doing so, whether for pay or otherwise. Provided, however, that nothing in this paragraph shall operate to preclude you from providing services to an existing customer of such a Competing Entity;

(b) negotiate or enter into any business arrangements for or on behalf of any Competing Entity with any suppliers of medical supplies, devices, laboratory equipment or diagnostic products about whom you gained Confidential Information while employed by BD, or oversee or assist others in doing so, whether for pay or otherwise; or

(c) solicit, recruit, or hire for or on behalf of any Competing Entity any then-current employee of BD, or assist others in doing so; provided, however, that you shall not be prohibited from (i) making any general solicitations of employment not directed solely to the employees of the Company, (ii) employing any person who is contacted through such general solicitations or who contacts you on his or her own initiative without any solicitation by or encouragement from you; or (iii) employing any person whose employment by the Company or its subsidiaries has been terminated prior to the commencement of employment discussions with such individual, provided, however, that such individual is not subject to an agreement with the Company the terms of which would prevent him/her from accepting an offer of employment with you and/or your employer.

Should any provisions of this paragraph 6 be determined to be overly broad or otherwise unenforceable by a court of competent jurisdiction, the parties request the court to modify this paragraph 6 to the extent necessary to make such provisions enforceable.

7. Non-Disparagement - You agree that you will not in any capacity make disparaging or untrue remarks about BD or any of its respective affiliates (including any directors, officers, employees and shareholders).

8. Equitable Relief - You recognize that breach of any of paragraphs 5, 6 or 7 of this Agreement may severely and irreparably injure the Company. Therefore, you agree that the Company shall be entitled to expedited relief, including a temporary restraining order and/or preliminary injunction, from any court having personal jurisdiction over you, in addition to all other remedies to which it is entitled.

9. Liquidated Damages - In the event that you breach paragraphs 5, 6 or 7 or commit any other material breach of this Agreement, you agree to pay BD liquidated damages in the amount of any Discretionary Bonus payments received to date, and to forfeit any remaining payments due you pursuant to this Agreement. You acknowledge that this payment is for damages that are not easily calculated and shall not be interpreted as a penalty or fine. The parties agree that such liquidated damages are in addition to, and not in lieu of, equitable relief, and shall not defeat any claim for equitable relief.

10. Governing Law - The parties agree that this Agreement will be construed and governed by the laws of the State of New Jersey, without regard to principles of conflicts of law.

11. Waiting Period - You acknowledge that BD has specifically advised you to consult with an attorney in order to review this Agreement and advise you of your rights relative thereto. BD has also advised you that you have twenty-one (21) days from the date this Agreement was originally received by you in which to consider whether you should sign this Agreement. If you choose to sign, you will have seven (7) days following the date on which you sign the Agreement to revoke it. If you do not revoke it, the Agreement will become effective after this seven (7) day period has lapsed.

12. Modifications/Severability - This Agreement constitutes the entire understanding of the parties on the subjects covered, and supersedes any and all previous agreement on these subjects, including but not limited to your written employment offer dated July 1, 2010, signed by David V. Elkins. The parties agree that this Agreement will not be terminated or modified except in writing signed by you and the Executive Vice President. If any provision or portion of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect and shall be enforced according to their terms.

13. Voluntary Agreement - You acknowledge that you are more than eighteen (18) years of age, and you expressly affirm that you have read and fully understand this Agreement, that you have had the opportunity to consult with counsel of your own choosing to have the terms of the Agreement explained to you and to receive advice concerning your legal rights. If you elect to execute this Agreement, you are not executing this Agreement in reliance upon any promises, representations or inducements other than those contained in the Agreement, that you understand that you are giving up legal rights by signing this Agreement, and that you are executing it voluntarily, free of any duress or coercion, and upon due deliberation.

Please indicate your acceptance of the terms and conditions of this Agreement and Release by dating and signing this letter below and returning it to me at my office.

Very truly yours,

Cathy Cooke
Vice President, Human Resources
Global Functions

I have read, accept and agree to the terms and conditions of the above Agreement and Release.

Nov 21, 2013

Suketu Upadhyay	Date

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